SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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HIGHWOODS PROPERTIES, INC.

(Name of Registrant as Specified in its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 18, 2004

You are cordially invited to attend the 2004 annual meeting of stockholders of Highwoods Properties, Inc. (“Highwoods” or the “Company”) to be held on Tuesday, May 18, 2004, at 11:00 a.m., at the Raleigh Marriott Crabtree Valley, 4500 Marriott Drive, Raleigh, North Carolina, 27612, for the following purposes:

1.	To elect four directors;

2.	To ratify the appointment of Ernst & Young LLP as independent auditors of Highwoods for the 2004 fiscal year; and

3.	To transact such other business as may properly come before such meeting or any adjournments.

Only stockholders of record at the close of business on March 15, 2004 will be entitled to vote at the meeting or any adjournments.

Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the enclosed envelope in order to ensure representation of your shares. No postage need be affixed if the proxy is mailed in the United States. Alternatively, you may vote over the Internet or by telephone by following the instructions on the enclosed proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

MACK D. PRIDGEN III
Vice President, General Counsel and Secretary

HIGHWOODS PROPERTIES, INC.

3100 Smoketree Court, Suite 600

Raleigh, North Carolina 27604

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 18, 2004

This proxy statement is furnished to stockholders of Highwoods Properties, Inc. in connection with the solicitation of proxies for use at the 2004 annual meeting of stockholders of Highwoods to be held on Tuesday, May 18, 2004, at 11:00 a.m., at the Raleigh Marriott Crabtree Valley, 4500 Marriott Drive, Raleigh, North Carolina, 27612, for the purposes set forth in the notice of meeting. This solicitation is made on behalf of the Board of Directors of Highwoods.

Holders of record of shares of common stock of Highwoods as of the close of business on the record date, March 15, 2004, are entitled to receive notice of, and to vote at, the meeting. The outstanding common stock constitutes the only class of securities entitled to vote at the meeting and each share of common stock entitles the holder to one vote. At the close of business on March 15, 2004, there were 53,547,359 shares of common stock issued and outstanding.

Highwoods’ 2003 Annual Report has been mailed with this proxy statement. This proxy statement, the form of proxy and the 2003 Annual Report were mailed to stockholders on or about March 31, 2004.

Proposal One, the election of directors of Highwoods, requires the vote of a plurality of all of the votes cast at the meeting provided that a quorum is present. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

Proposal Two, the ratification of the appointment of Ernst & Young LLP as independent auditors, requires the affirmative vote of a majority of the votes cast on the proposal, provided that a quorum is present. For purposes of the vote on Proposal Two, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares will be voted FOR the election of all nominees for director and FOR the proposal to ratify the appointment of Ernst & Young LLP as independent auditors and FOR authorization of the proxy to vote upon such other business as may properly come before the meeting or any adjournments. You may vote by mail, by telephone (toll-free), over the Internet or in person at the meeting.

To vote by mail, sign, date and complete the enclosed proxy card and return it in the enclosed self-addressed stamped envelope. No postage need be affixed if the proxy is mailed in the United States. Instructions for voting by using a toll-free telephone number or over the Internet can be found on your proxy card. If you hold your shares through a bank, broker or other nominee, they will give you separate instructions on voting your shares.

The principal executive offices of Highwoods are located at 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Board of Directors

The 12 directors of Highwoods are divided into three classes, with one-third of the directors elected by the stockholders annually.

Edward J. Fritsch, Lawrence S. Kaplan and L. Glenn Orr, Jr., whose terms of office expire at the meeting, have been nominated for election at the meeting as directors for three-year terms, to hold office until the 2007 annual meeting of stockholders and until their successors are elected and qualified. William E. Graham, Jr., whose term of office also expires at the meeting, has been nominated for election at the meeting as a director for a one-year term, to hold office until the 2005 annual meeting of stockholders and until his successor is elected and qualified.

The Board of Directors of Highwoods recommends a vote FOR Messrs. Fritsch, Graham, Kaplan and Orr as directors to hold office until the expiration of the terms for which they have been nominated and until their successors are elected and qualified. Should any one or more of these nominees become unable to serve for any reason, the Board of Directors may designate substitute nominees, in which event the person named in the enclosed proxy will vote for the election of such substitute nominee or nominees, or may reduce the number of directors on the Board of Directors.

Nominees for Election to Term Expiring 2007

Edward J. Fritsch, 45, has been a director of Highwoods since January 2001. Mr. Fritsch became president of Highwoods in December 2003 and has been chief operating officer of Highwoods since January 1998. Mr. Fritsch had been a vice president and secretary of Highwoods since its initial public offering in June 1994. Mr. Fritsch joined Highwoods in 1982 and was a partner of its predecessor.

Lawrence S. Kaplan, 61, has been a director of Highwoods since November 2000. Mr. Kaplan is a certified public accountant and retired in 2000 as a partner from Ernst & Young

LLP where he was the national director of that firm’s REIT Advisory Services group. Mr. Kaplan has served on the board of governors of the National Association of Real Estate Investment Trusts and has been actively involved in REIT legislative and regulatory matters for over 20 years. Mr. Kaplan is a director of Endeavor Real Estate Securities, a private REIT, and Maguire Properties, Inc., a publicly traded office REIT based in California.

L. Glenn Orr, Jr., 63, has been a director of Highwoods since February 1995. Mr. Orr has been president and chief executive officer of The Orr Group, which provides investment banking and consulting services for middle-market companies, since 1995. Mr. Orr was chairman of the board of directors, president and chief executive officer of Southern National Corporation from 1990 until its merger with Branch Banking & Trust in 1995. Mr. Orr is a member of the boards of directors of General Parts, Inc., Village Tavern, Inc. and Broyhill Management Fund, Inc. Mr. Orr previously served as president and chief executive officer of Forsyth Bank and Trust Co., president of Community Bank in Greenville, S.C. and president of the North Carolina Bankers Association. He is a trustee of Wake Forest University.

Nominee for Election to Term Expiring 2005

William E. Graham, Jr., 74, has been a director of Highwoods since its initial public offering. Mr. Graham is a lawyer in private practice with the firm of Hunton & Williams. Before joining Hunton & Williams on January 1, 1994, Mr. Graham was vice chairman of Carolina Power & Light Company and had previously served as its general counsel. Mr. Graham is a former member of the board of directors of Carolina Power & Light Company and former chairman of the Raleigh board of directors of Bank of America Corporation. Mr. Graham served on the board of trustees of BB&T Mutual Funds Group until December 31, 2003.

Incumbent Directors—Term Expiring 2005

Thomas W. Adler, 63, has been a director of Highwoods since its initial public offering in June 1994. Mr. Adler is chairman of PSF Management Co. in Cleveland, Ohio. Mr. Adler has served as a member of the executive committee and board of governors of the National Association of Real Estate Investment Trusts, and he was national president in 1990 of the Society of Industrial and Office Realtors. Mr. Adler formerly served on the board of directors of the National Association of Realtors and the board of governors of the American Society of Real Estate Counselors. Mr. Adler is currently active in the Urban Land Institute and in community activities in the Cleveland metropolitan area.

Kay N. Callison, 60, has been a director of Highwoods since its merger with J.C. Nichols Company in July 1998. Ms. Callison previously served as a director of J.C. Nichols Company since 1982. Ms. Callison is active in charitable activities in the Kansas City metropolitan area.

Willard H. Smith Jr., 67, has been a director of Highwoods since April 1996. Mr. Smith previously served as a managing director of Merrill Lynch from 1983 to 1995. Mr. Smith is a member of the boards of directors of the Cohen & Steers Family of Funds, Essex Property Trust, Inc., Realty Income Corporation and Crest Net Lease, Inc.

John L. Turner, 57, served as vice chairman of the Board of Directors of Highwoods from its merger with Forsyth Partners in February 1995 until the end of 2003, and served as chief investment officer of Highwoods from February 1995 to December 2001. Mr. Turner co-founded the predecessor of Forsyth Partners in 1975 and served as its chairman of the board of directors and chief executive officer prior to joining Highwoods. Mr. Turner is the managing member of Gateway Holdings LLC.

Incumbent Directors—Term Expiring 2006

Gene H. Anderson, 58, has been a director and senior vice president of Highwoods since its combination with Anderson Properties, Inc. in February 1997. Mr. Anderson served as president of Anderson Properties, Inc. from 1978 to February 1997. Mr. Anderson was past president of the Georgia chapter of the National Association of Industrial and Office Properties and is a national board member of the National Association of Industrial and Office Properties.

Ronald P. Gibson, 59, has been chief executive officer and a director of Highwoods since its first election of officers in March 1994. Mr. Gibson was president of Highwoods from March 1994 until December 2003. Mr. Gibson is a founder of Highwoods’ predecessor and served as its managing partner since its formation in 1978. Mr. Gibson is a member of the Society of Industrial and Office Realtors and is a director of Capital Associated Industries.

O. Temple Sloan, Jr., 65, is chairman of the Board of Directors, a position he has held since March 1994. Mr. Sloan is a founder of the predecessor of Highwoods. He has been chairman and chief executive officer of General Parts, Inc., a nationwide distributor of automobile replacement parts, since its founding in 1961. Mr. Sloan is a director of Bank of America Corporation, Morguard Corporation, Southern Equipment Company, Golden Corral and Lowe’s Companies, Inc.

F. William Vandiver, Jr., 62, has been a director since July 2002. Mr. Vandiver served as Corporate Risk Management Executive at Bank of America from 1998 until his retirement in 2002. Mr. Vandiver serves as trustee of the Presbyterian Hospital Foundation, is vice chairman of the Queens University of Charlotte board of trustees, and is on the board of directors of the Clemson University Foundation. He formerly served on the board of directors of the United Way of Central Carolinas, Inc.

Independent Directors

Under the enhanced corporate governance standards of the New York Stock Exchange, a majority of Highwoods’ directors and all of the members of the audit committee and the governance and compensation committee must meet the test of “independence” as defined by the NYSE. The new NYSE standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the Board of Directors must affirmatively determine that a director has no material relationship with Highwoods (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The Board of Directors has determined that each of Messrs. Adler, Graham, Kaplan, Orr,

Sloan, Smith and Vandiver and Ms. Callison satisfies the bright-line criteria and that none has a relationship with Highwoods that would interfere with such person’s ability to exercise independent judgment as a member of the Board. Therefore, Highwoods believes that each of such directors, or two-thirds of the Board, is independent under the NYSE rules.

Committees of the Board of Directors

Audit Commitee.    The Board of Directors has established an audit committee consisting of Messrs. Kaplan, Smith and Vandiver and Ms. Callison. Mr. Kaplan serves as chairman of the audit committee. The audit committee approves the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, approves audit and non-audit fees and reviews the adequacy of Highwoods’ internal accounting controls.

The Board of Directors has made the following determinations about the composition of the audit committee:

•	Messrs. Kaplan, Smith and Vandiver and Ms. Callison are each independent under the current rules and regulations of the New York Stock Exchange.

•	Each member is financially literate.

•	At least one member, Mr. Kaplan, who is a certified public accountant and a retired partner from Ernst & Young LLP, is a financial expert.

•	No member has accepted any consulting, advisory or other compensatory fee from Highwoods other than as set forth below under “—Compensation of Directors.”

During 2003, the audit committee held four in-person meetings and six conference calls.

The audit committee has adopted a process for stockholders to send communications to the audit committee with concerns or complaints concerning the Company’s regulatory compliance, accounting, audit or internal controls issues. Written communications may be addressed to the Chairman of the Audit Committee, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604. To view an online version of the audit committee’s charter, please visit the “Investor Relations/Corporate Governance” section of our website at www.highwoods.com.

Governance and Compensation Committee.  Beginning in 2004, the Board of Directors has combined the nominating and governance committee and the executive compensation committee into a single committee, the governance and compensation committee, which currently consists of Messrs. Graham, Orr and Sloan. Mr. Orr serves as chairman of the governance and compensation committee. The governance and compensation committee determines compensation for Highwoods’ executive officers and implements Highwoods’ Amended and Restated 1994 Stock Option Plan (the “Stock Option Plan”) and 1999 Shareholder Value Plan. The committee also makes recommendations concerning board member qualification standards, director nominees, board responsibilities and compensation, board access to management and independent advisors and management succession. The Board of Directors has determined that each of the members of the governance and compensation committee is independent under the current rules and regulations of the New York Stock Exchange.

On an annual basis, the governance and compensation committee assesses the appropriate skills and characteristics of existing and new board members. This assessment includes consideration as to the members’ independence, diversity, age, skills and experience in the context of the needs of the Board. The same criteria are used by the governance and compensation committee in evaluating nominees for directorship.

In making any nominee recommendations to the Board, the governance and compensation committee will consider persons recommended by stockholders so long as the recommendation is submitted to the committee prior to the date which is 120 days before the anniversary of the mailing of the prior year’s proxy statement. Any such nominations, together with appropriate biographical information, should be submitted to the Chairman of the Governance and Compensation Committee, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604. However, the governance and compensation committee may, in its sole discretion, reject any such recommendation for any reason. For additional information regarding Highwoods’ corporate governance guidelines, please visit the “Investor Relations/Corporate Governance” section of our website. In addition, the governance and compensation committee’s charter will be available on our website by the time of the annual meeting.

During 2003, the nominating and governance committee and the executive compensation committee, each predecessors of the governance and compensation committee, held four in-person meetings and one conference call and held four in-person meetings, respectively.

Investment Committee.  The Board of Directors has established an investment committee consisting of Messrs. Adler, Anderson, Fritsch, Gibson, Sloan and Turner. The investment committee oversees the acquisition, new development and asset disposition process. The investment committee generally meets on call to review new opportunities and to make formal recommendations to the Board of Directors concerning such opportunities.

Executive Committee.  The Board of Directors has established an executive committee consisting of Messrs. Adler, Orr, Sloan and Vandiver. In addition, Highwoods’ Chief Executive Officer serves as an ex-officio member of the committee. The executive committee meets on call by the chairman of the Board of Directors and may exercise all of the powers of the Board of Directors, subject to the limitations imposed by applicable law, the bylaws or the Board of Directors. Highwoods’ corporate governance guidelines require each of the members of the executive committee (other than the Chief Executive Officer) to be independent under the current rules and regulations of the New York Stock Exchange. During 2003, the executive committee held five in-person meetings and one conference call.

Meetings of the Board of Directors; Non-Management Director Executive Sessions

The Board of Directors held four in-person meetings and two conference calls in 2003. Commencing with the meeting of the Board of Directors held on January 28, 2003, the non-management directors of Highwoods meet in executive session at each in-person meeting of the Board of Directors.

The Board of Directors has established a process for interested parties, including stockholders, to communicate directly with the independent directors. Written communications may be addressed to the Chairman of the Board of Directors, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604. This information is also available by visiting the “Investor Relations/Corporate Governance” section of our website at www.highwoods.com.

The Board of Directors encourages its members to attend each annual meeting of stockholders. In 2003, four members of the Board of Directors attended the annual meeting.

Compensation of Directors

Highwoods pays directors who are not employees of Highwoods fees for their services as directors. During 2003, non-employee directors received annual compensation of $23,000 plus a fee of $1,250 (plus out-of-pocket expenses) for attendance in person at each meeting of the Board of Directors, $500 for each committee meeting attended, $250 for each telephone meeting of the Board of Directors and between $250 and $400 for each telephone meeting of a committee. In addition, non-employee directors on the investment committee each received an additional annual retainer of $12,000 and between $500 and $1,000 per day for property visits in 2003 and the chairman of the audit committee received an additional annual retainer of $10,000 and $1,000 per day for non-scheduled audit committee activities.

In addition, each person serving as a non-employee director on January 28, 2003 received 500 shares of restricted stock under the Stock Option Plan. Mr. Sloan, who serves as chairman of the Board of Directors, received an additional 750 shares of restricted stock. The restricted stock awards vest 25% on each anniversary of the date of grant. Dividends are paid on all restricted stock awards at the same rate and on the same date as on shares of Highwoods common stock.

Upon becoming a director of Highwoods, each non-employee director received options to purchase 10,000 shares of common stock at an exercise price equal to the fair market value on the date of grant. Non-employee directors may elect to defer a portion of their retainer and meeting fees for investment in stock options or units of phantom stock under the Stock Option Plan. At the end of each calendar quarter, any director that elects to defer fees in such a manner is credited with stock options or units of phantom stock at a 15% discount.

Officers of Highwoods who are directors are not paid any director fees.

Executive Compensation

The following table sets forth information concerning the compensation of the Chief Executive Officer and our five other most highly compensated executive officers (the “Named Executive Officers”) for the year ended December 31, 2003:

Summary Compensation Table

	Annual Compensation						Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus(1)		Other Annual Compensation(2)		Restricted Stock Awards(3)		Securities Underlying Options(#)(4)	All Other Compensation(5)
Ronald P. Gibson CEO	2003 2002 2001	$400,808 $390,404 $378,096	$ $ $	240,083 207,042 211,000	$ $ $	30,601 20,689 23,450	$ $ $	476,129 464,340 450,770	226,621 171,656 180,376	$ $ $	25,654 8,250 7,875

Edward J. Fritsch President and COO	2003 2002 2001	$325,219 $316,796 $306,823	$ $ $	171,885 148,236 151,000		$4,878 — —	$ $ $	235,732 229,898 223,211	112,198 84,989 89,316	$ $ $	20,399 8,250 7,875

Carman J. Liuzzo (6) Vice President, Investments & Strategic Analysis	2003 2002 2001	$251,804 $245,262 $237,577	$ $ $	133,088 114,764 117,000		— — —	$ $ $	182,514 177,989 172,806	86,873 65,798 69,148	$ $ $	13,722 8,250 7,875

Mack D. Pridgen III Vice President, General Counsel and Secretary	2003 2002 2001	$225,092 $219,250 $212,299	$ $ $	118,965 102,600 105,000	$ $ $	12,513 8,447 16,502	$ $ $	163,143 159,108 154,438	77,654 58,824 61,801	$ $ $	24,411 8,250 7,875

Gene H. Anderson Senior Vice President	2003 2002 2001	$223,492 $217,677 $210,779	$ $ $	102,375 87,944 94,892	$ $ $	5,177 8,605 7,050	$ $ $	90,007 87,750 85,191	42,837 32,444 34,094	$ $ $	9,000 8,250 7,875

Michael E. Harris Senior Vice President	2003 2002 2001	$223,492 $217,677 $210,779	$ $ $	102,375 87,944 94,892	$ $	3,269 3,120 —	$ $ $	90,007 87,750 85,191	42,837 32,444 34,094	$ $ $	9,000 8,250 7,875

(1)	Includes amounts earned in the indicated period that were paid in the following year.

(2)	Highwoods has established a deferred compensation plan pursuant to which various executive officers can elect to defer a portion of the compensation that would otherwise be paid to the executive officer for investment in units of phantom stock under the Stock Option Plan. At the end of each calendar quarter, each executive officer that elects to defer compensation in such a manner is credited with units of phantom stock at a 15% discount. Amounts shown in the table include the implied dollar value of the 15% discount on the respective grant dates. If any of these officers leaves Highwoods’ employ for any reason (other than death, disability, normal retirement or voluntary termination by Highwoods) within two years after the end of the year in which such officer has deferred compensation, such officer will incur a penalty.

(3)	Represents the dollar value of restricted stock awards calculated by multiplying the closing market price of Highwoods common stock on the date of grant by the number of shares of restricted stock awarded. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the shares of restricted stock. The restricted stock awards vest 50% on the third anniversary and 50% on the fifth anniversary of the date of grant. Dividends are paid on all restricted stock awards at the same rate and on the same date as on shares of Highwoods common stock. See “Restricted Stock Holdings.”

(4)	Options include incentive stock options and nonqualified stock options. Options have varying vesting schedules of no less than four year ratable vesting. Amounts shown include options granted during the indicated period with respect to the prior year’s performance.

(5)	Consists of amounts contributed by Highwoods under the Salary Deferral and Profit Sharing Plan and, if applicable, for term life insurance premiums.

(6)	Effective December 1, 2003, Mr. Liuzzo became Highwoods’ Vice President of Investments and Strategic Analysis and Terry L. Stevens became Highwoods’ Vice President, Chief Financial Officer and Treasurer.

Restricted Stock Holdings

The total restricted stock holdings and their fair market value based on the per share closing price of $25.40 as of December 31, 2003 are set forth below. The values do not reflect diminution of value attributable to the restrictions applicable to the shares of restricted stock. All of the shares of restricted stock vest 50% on the third anniversary and 50% on the fifth anniversary of the date of grant. Dividends are paid on all restricted stock, whether or not vested, at the same rate and on the same date as on shares of Highwoods common stock.

Name	Total Shares of Restricted Stock	Value at December 31, 2003
Ronald P. Gibson	76,790	$1,950,466
Edward J. Fritsch	37,714	$957,936
Carman J. Liuzzo	33,322	$846,379
Mack D. Pridgen III	27,708	$703,783
Gene H. Anderson	18,130	$460,502
Michael E. Harris	18,626	$473,100

The following table sets forth information with respect to options granted in 2003 to the Named Executive Officers:

Option Grants in 2003

Name	Number of Securities Underlying Options (1)	Percent of Total Options Granted to Employees in 2003	Exercise Price Per Share	Expiration Date	Potential Realizable Annual Rates of Stock Price Appreciation for Option Term (2)
					5%	10%
Ronald P. Gibson	226,621	31%	$21.01	February 28, 2013	$3,620,027	$10,168,724
Edward J. Fritsch	112,198	15%	$21.01	February 28, 2013	$1,792,242	$5,034,443
Carman J. Liuzzo	86,873	12%	$21.01	February 28, 2013	$1,387,703	$3,898,083
Mack D. Pridgen III	77,654	11%	$21.01	February 28, 2013	$1,240,439	$3,484,417
Gene H. Anderson	42,837	6%	$21.01	February 28, 2013	$684,275	$1,922,142
Michael E. Harris	42,837	6%	$21.01	February 28, 2013	$684,275	$1,922,142

(1)	Options granted in 2003 were based on 2002 performance. Options granted in 2003 generally vest ratably over a four-year period.

(2)	Realizable values have been reduced by the per share option exercise price that each optionee will be required to pay to Highwoods in order to exercise the options.

The following table sets forth information with respect to options held by the Named Executive Officers as of December 31, 2003:

2003 Year-End Option Values

	Number of Securities Underlying Options at 2003 Year-End (1)		Value of Unexercised In- the-Money Options at 2003 Year-End (2)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Ronald P. Gibson	365,699	507,725	$1,165,306	$1,324,840
Edward J. Fritsch	264,792	249,427	$957,813	$646,716
Carman J. Liuzzo	213,595	193,127	$855,929	$500,787
Mack D. Pridgen III	176,297	172,620	$725,325	$447,570
Gene H. Anderson	42,516	94,113	$45,106	$153,484
Michael E. Harris	122,718	94,113	$274,724	$241,684

(1)	Options include incentive stock options and nonqualified stock options. Options have varying vesting schedules of no less than four year ratable vesting.

(2)	Based on a closing price of $25.40 per share of common stock on December 31, 2003.

Change-In-Control Contracts

Highwoods has entered into a change in control contract with each of Messrs. Anderson, Fritsch, Gibson, Harris, Liuzzo and Pridgen. The contracts generally provide that, if within 24 months from the date of a change in control (as defined below), the employment of the executive officer is terminated without cause, including a voluntary termination because their responsibilities are changed, their salaries are reduced or their responsibilities are diminished or because of a voluntary termination for any reason in months 13, 14 or 15 following the change of control, such executive officer will be entitled to receive 2.99 times a base amount. An executive’s base amount for these purposes is equal to 12 times the highest monthly salary paid to the executive during the twelve-month period ending prior to the change of control plus the greater of (1) the average annual bonus for the preceding three years or (2) the last annual bonus paid or payable to the executive. Additionally, the Stock Option Plan, the phantom stock plan, the 1997 Performance Award Program and the 1999 Shareholder Value Plan provide for the immediate vesting of all options and benefits upon a change of control. The executive would also receive a lump sum cash payment equal to a stated multiple of the value of all of the executive’s unexercised stock options. The multiple is three times for Mr. Gibson and for Mr. Fritsch, two times for Mr. Harris, and one time for Messrs. Liuzzo, Anderson and Pridgen. The contracts for each of the Named Executive Officers have varying expiration dates, but are automatically extended for one additional year on each of their respective anniversary dates.

For purposes of the contracts described in the preceding paragraph, “change in control” generally means any of the following events:

•	the acquisition by a third party of 20% or more of the then-outstanding common stock of Highwoods;

•	individuals who currently constitute the Board of Directors (or individuals who subsequently become a director whose election or nomination was approved by at least a majority of the directors currently constituting the Board of Directors) cease for any reason to constitute a majority of the Board of Directors;

•	approval by Highwoods’ stockholders of a reorganization, merger or consolidation in which Highwoods is not the surviving entity; or

•	approval by Highwoods’ stockholders of a complete liquidation or dissolution of Highwoods or the sale or other disposition of all or substantially all of the assets of Highwoods.

Executive Compensation Committee Interlocks and Insider Participation

Before the combination of the executive compensation and nominating and governance committees, which became effective at the February 3, 2004 meeting of the Board, the executive compensation committee consisted of Messrs. Adler, Graham, Orr and Sloan. None of the members of the executive compensation committee is a current or past employee of Highwoods and each was and is independent under the rules and regulations of the New York Stock Exchange. Mr. Sloan is a former officer of the predecessor of Highwoods.

Executive Compensation Committee Report

During 2003, the executive compensation committee determined compensation and benefit policies and practices and incentive arrangements for executive officers and key managerial employees of Highwoods. Beginning in 2004, the Board of Directors has combined the nominating and governance and the executive compensation committees into the governance and compensation committee.

The committee directs the administration of the Stock Option Plan and other management incentive compensation plans of Highwoods. The committee’s compensation policies are designed to (a) attract and retain key individuals critical to the success of Highwoods, (b) motivate and reward such individuals based on corporate, business unit and individual performance and (c) align executives’ and stockholders’ interests through equity-based incentives. During 2003, the executive compensation committee met four times and set compensation levels in compliance with the executive compensation program adopted in 1999, which was based upon extensive input from and the recommendation of William M. Mercer, Incorporated, an independent compensation consulting firm.

Compensation for executives is based generally on the following principles:

•	variable compensation should comprise a significant part of an executive’s compensation with the percentage at-risk increasing at increased levels of responsibility;

•	employee stock ownership aligns the interests of employees and stockholders;

•	compensation must be competitive with that offered by companies that compete with Highwoods for executive talent; and

•	differences in executive compensation within Highwoods should reflect differing levels of responsibility and performance.

A key determinant of overall levels of compensation remains the pay practices of public equity REITs that have revenues comparable to Highwoods. This peer group was chosen by Highwoods’ independent compensation and benefit consultants. Overall compensation is intended to be at, above or below competitive levels depending upon the performance of Highwoods relative to its targeted performance and the performance of its peer group.

There are three components to Highwoods’ executive compensation program: base salary; annual incentive compensation; and long-term incentive compensation. The more senior the position, the greater the portion of compensation that varies with performance.

Annual Compensation.    Executive salaries other than that of the Chief Executive Officer are recommended to the committee by the Chief Executive Officer and are designed to be competitive with the peer group companies described above. Changes in base salaries are based on the peer group’s practices, Highwoods’ performance, the individual’s performance, experience and responsibility and increases in cost of living indices. Base salaries are reviewed for adjustment annually and adjustments, if any, are effective in April. The Chief Executive Officer’s base salary is determined by the committee.

Highwoods’ executive officers participate in an annual cash incentive bonus program whereby they are eligible for cash bonuses based on a percentage of their annual base salary as of the prior December. In addition to considering the pay practices of Highwoods’ peer group in determining each executive’s bonus percentage, the committee also considers the executive’s ability to influence overall performance of Highwoods. Assuming targeted levels of Highwoods’ performance, an executive’s bonus percentage ranges from 40% to 85% of base salary depending on position in Highwoods. The eligible bonus percentage for each executive is determined by a weighted average (which varies from executive to executive depending upon the particular relevance of each measure) of Highwoods’ performance versus its annual plan.

To the extent this weighted average is less than or exceeds Highwoods’ targeted performance level, the bonus percentage paid is proportionally reduced or increased. Depending on Highwoods’ performance, annual incentive bonuses could range from zero to 200% of an executive’s target level bonus. For 2003, bonuses for the Named Executive Officers ranged from 46% to 60% of each officer’s current base salary.

The committee has established an unfunded deferred compensation plan pursuant to which each executive officer can elect to defer a portion of his compensation for deemed investment by the Company either in units of phantom stock under the Stock Option Plan or in various mutual funds. At the end of each calendar quarter, any executive officer that elects to defer compensation into phantom stock is credited with units of phantom stock at a 15% discount. If an officer that has elected to defer compensation under this plan leaves Highwoods’ employ voluntarily or for cause within two years after the end of the year in which such officer has deferred compensation for units of phantom stock, such officer will incur a penalty based on the value of such officer’s phantom stock account attributable to the units acquired within such period.

Long-Term Incentives.    In addition to the cash bonus and as an incentive to retain executive officers, Highwoods’ long-term incentive plan for officers provides for annual grants of stock options and restricted stock under the Stock Option Plan and other awards under the 1999 Shareholder Value Plan. The stock options vest ratably over four years and remain outstanding for ten years. The shares of restricted stock vest 50% after three years and 50% after five years.

The 1999 Shareholder Value Plan rewards the executive officers of Highwoods when the total shareholder returns measured by increases in the market value of Highwoods common shares plus the dividends on those shares exceeds a comparable index of Highwoods’ peers over a three-year period. A payout for this program, which can be in cash or other consideration, is determined by Highwoods’ percent change in shareholder return compared to the composite index of its peer group. If Highwoods’ performance is not at least 100% of the peer group index, no payout is made. To the extent performance exceeds the peer group, the payout increases. A new three-year plan cycle begins each year under this program. No payments were earned under this program in 2003.

Section 162(m) of the Internal Revenue Code generally denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure and stockholder approval requirements are met. Option grants and certain other awards under the Stock Option Plan and the 1999 Shareholder Value Plan are intended to qualify as “performance-based” compensation not subject to Section 162(m) deduction limitation. The committee believes that a substantial portion of compensation awarded under Highwoods’ compensation program would be exempted from the $1 million deduction limitation. The committee’s intention is to qualify, to the extent reasonable, a substantial portion of each executive officer’s compensation for deductibility under applicable tax laws.

Chief Executive Officer Compensation.    The salary and long-term incentive awards of Highwoods’ Chief Executive Officer, Ronald P. Gibson, are determined by the committee substantially in conformity with the policies described above for all other executive officers of Highwoods. Mr. Gibson’s base salary increased by $10,000, or 2.5%, from $393,500 in 2002 to $403,500 in 2003. Mr. Gibson earned a cash bonus of $240,083 in 2003, which was $33,041, or 16%, higher than his cash bonus of $207,042 during 2002. Mr. Gibson’s cash bonus was equal to 60% of his base salary in 2003 and 53% of his base salary in 2002.

In addition, during 2003, Mr. Gibson was granted long-term incentive compensation consisting of shares of restricted stock valued at $476,129 on the date of grant, which vest 50% on the third anniversary and 50% on the fifth anniversary of the date of grant. This was an increase of $11,789, or 2.5%, in restricted stock compensation for 2003 as compared to his restricted stock compensation of $464,340 for 2002. Finally, Mr. Gibson received 226,621 stock options during 2003 at an exercise price of $21.01, which was the fair market value of Highwoods common stock on the date of grant. Mr. Gibson is also eligible to participate in the 1999 Shareholder Value Plan; however, no payouts were made to Mr. Gibson under this plan in 2003.

2003 Executive Compensation Committee

Thomas W. Adler	William E. Graham, Jr.	L. Glenn Orr, Jr.	O. Temple Sloan, Jr.

Audit Committee Report

The Board of Directors has adopted a written charter for the audit committee, a copy of which is attached as Appendix A to this proxy statement.

Purpose and Function of the Audit Committee.    The audit committee oversees the financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

The audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Highwoods’ accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards. As part of these meetings, the audit committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the audit committee received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the audit committee discussed with the independent accountants that firm’s independence from management and Highwoods and considered the compatibility of non-audit services with the auditors’ independence.

The audit committee has determined that the rendering of the non-audit services by Ernst & Young LLP is compatible with maintaining the auditor’s independence. In 2003, the audit committee adopted a policy requiring the pre-approval of all fees paid to Ernst & Young LLP for non-audit related services. Accordingly, the committee has pre-approved the following services:

•	Audits of Highwoods’ employee benefit plans in an amount not to exceed $18,000 per year;

•	Tax review and consulting services in an amount not to exceed $75,000 per year;

•	Accounting consulting services in an amount not to exceed $100,000 per year;

•	General assistance with implementation requirements of SEC rules, NYSE listing standards and other related reporting requirements in an amount not to exceed $55,000 per year; and

•	Financial statement audits of certain of our joint ventures in an amount not to exceed $30,000 per year.

Any services in excess of the pre-approved amounts, or any services not described above, require the pre-approval of the audit committee chair, with a review by the audit committee at its next scheduled meeting.

The audit committee discussed with Highwoods’ internal and independent auditors the overall scope and plans for their respective audits. The audit committee held four in-person meetings and six conference calls during 2003.

Recommendations of the Audit Committee. In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the SEC. The audit committee and the Board have also recommended, subject to stockholder ratification, the selection of Highwoods’ independent auditors.

Audit Committee

Lawrence S. Kaplan      Kay N. Callison      Willard H. Smith Jr.      F. William Vandiver, Jr.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of shares of common stock as of December 31, 2003 for each person or group known to Highwoods to be holding more than 5% of the common stock, for each director and Named Executive Officer and for the directors and executive officers of Highwoods as a group. The number of shares shown represents the number of shares of common stock the person “beneficially owns,” as determined by the rules of the SEC, including the number of shares that may be issued upon redemption of common partnership interests (“Common Units”) in Highwoods Realty Limited Partnership (the “Operating Partnership”). The Operating Partnership is controlled by Highwoods as its sole general partner. The Operating Partnership is obligated to redeem each Common Unit at the request of the holder thereof for the cash value of one share of common stock or, at Highwoods’ option, one share of common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of All Shares (1)
O. Temple Sloan, Jr. (2)	588,373	1.09%
Ronald P. Gibson (3)	804,895	1.49%
Gene H. Anderson (4)	957,452	1.76%
Edward J. Fritsch (5)	439,573	*
Carman J. Liuzzo (6)	340,681	*
Mack D. Pridgen III (7)	278,464	*
Michael E. Harris (8)	183,283	*
Thomas W. Adler (9)	104,664	*
Kay N. Callison (10)	603,178	1.13%
William E. Graham, Jr. (11)	51,444	*
Lawrence S. Kaplan (12)	16,853	*
L. Glenn Orr, Jr. (13)	37,915	*
Willard H. Smith Jr. (14)	37,586	*
John L. Turner (15)	544,296	1.01%
F. William Vandiver, Jr (16)	4,000	*
Cohen & Steers Capital Management, Inc. (17)	3,257,600	6.09%
Deutsche Bank AG and its affiliates (18)	9,248,407	17.30%
All executive officers and directors as a group (16 persons)	5,036,902	8.78%

*	Less than 1%
(1)	The total number of shares outstanding used in calculating this percentage assumes that no Common Units, stock options or warrants held by other persons are exchanged for shares of common stock.
(2)	Number of shares beneficially owned includes 223,059 shares currently issuable upon exercise of options and 261,635 shares issuable upon redemption of Common Units.
(3)	Number of shares beneficially owned includes 572,537 shares currently issuable upon exercise of options and 65,477 shares issuable upon redemption of Common Units.
(4)	Number of shares beneficially owned includes 79,756 shares currently issuable upon exercise of options and 785,326 shares issuable upon redemption of Common Units.
(5)	Number of shares beneficially owned includes 365,246 shares currently issuable upon exercise of options and 9,744 shares issuable upon redemption of Common Units.
(6)	Number of shares beneficially owned includes 291,382 shares currently issuable upon exercise of options.
(7)	Number of shares beneficially owned includes 245,813 shares currently issuable upon exercise of options.
(8)	Number of shares beneficially owned includes 159,958 shares currently issuable upon exercise of options.
(9)	Number of shares beneficially owned includes 84,829 shares currently issuable upon exercise of options.

(10)	Number of shares beneficially owned includes 23,000 shares currently issuable upon exercise of options. Ms. Callison disclaims beneficial ownership of 37,636 shares held in trust for the benefit of her child for which her spouse is trustee and for which she has no voting or investment power. Ms. Callison also disclaims beneficial ownership of 40,000 shares held in trust for the benefit of her husband for which she has no voting or investment power.
(11)	Number of shares beneficially owned includes 47,830 shares currently issuable upon exercise of options.
(12)	Number of shares beneficially owned includes 14,228 shares currently issuable upon exercise of options. The number of shares beneficially owned includes 1,000 shares held in trust for the benefit of his child for which Mr. Kaplan has investment making power. Mr. Kaplan’s spouse is the trustee and Mr. Kaplan disclaims beneficial ownership of those shares.
(13)	Number of shares beneficially owned includes 33,000 shares currently issuable upon exercise of options.
(14)	Number of shares beneficially owned includes 33,000 shares currently issuable upon exercise of options.
(15)	Number of shares beneficially owned includes 116,857 shares currently issuable upon exercise of options, 35,000 shares issuable upon exercise of warrants and 381,000 shares issuable upon redemption of Common Units.
(16)	Number of shares beneficially owned includes 2,500 shares currently issuable upon exercise of options.
(17)	Cohen & Steers Capital Management, Inc. is located at 757 Third Avenue, New York, New York 10017. Information obtained from Schedule 13G filed with the SEC.
(18)	Deutsche Bank AG is located at Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany. Information obtained from Schedule 13G filed with the SEC. On October 7, 2003, we amended our shareholder rights agreement so that RREEF America L.L.C., an affiliate of Deutsche Bank AG, could acquire, on behalf of its managed investment accounts, additional shares of our common stock. Our rights agreement is generally triggered whenever a person becomes the beneficial owner of 15.0% or more of our outstanding shares of common stock. The amendment allows RREEF and certain of its affiliates to beneficially own up to 20.0% of our outstanding shares of common stock without triggering our rights agreement. RREEF agreed, so long as it reasonably believes that it and its affiliates beneficially own in excess of 15.0% of our outstanding shares of common stock, to provide us with a right of first refusal with respect to any proposed sale to a third party by RREEF on behalf of its managed investment accounts of 1.0 million or more shares of our common stock in a single transaction or series of related transactions.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2003 with respect to the shares of Highwoods common stock that may be issued under Highwoods’ existing equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Stockholders (1)	4,229,461	$22.89	3,254,406
Equity Compensation Plans Not Approved by Stockholders (2)	—	—	246,213

(1)	Consists of the Stock Option Plan, under which the governance and compensation committee may grant stock options, phantom stock, stock appreciation rights and restricted stock to employees, officers and directors of Highwoods.

(2)	Consists of the 2000 Employee Stock Purchase Plan, under which all eligible employees of Highwoods have the option to defer a portion of their base salary at the end of each quarter to acquire shares of Highwoods common stock at a 15% discount.

RELATED PARTY TRANSACTIONS

Highwoods has previously reported that it has had a contract to acquire development land in the Bluegrass Valley office development project from GAPI, Inc., a corporation controlled by Mr. Anderson. On January 17, 2003, Highwoods acquired an additional 23.46 acres of this land from GAPI, Inc. for cash and shares of common stock valued at $2.3 million. In May 2003, 4.0 acres of the remaining acres not yet taken down was taken by the Georgia Department of Transportation to develop a roadway interchange for consideration of $1.8 million. The Department of Transportation took possession and title of the property in June 2003. As part of the terms of the contract between Highwoods and Bluegrass, Highwoods was entitled to the proceeds from the condemnation of $1.8 million, less the contracted purchase price between Highwoods and Bluegrass for the condemned property of $737,348. On September 30, 2003, as a result of the condemnation, Highwoods received the proceeds of $1.8 million. A related party payable of $737,348 to Bluegrass related to the condemnation of the development land is included in accounts payable, accrued expenses and other liabilities in Highwoods’ Consolidated Balance Sheet at December 31, 2003 and a gain of $1.0 million related to the condemnation of the development land is included in gain on disposition of land in Highwoods’ Consolidated Statement of Income for the year ended December 31, 2003. Highwoods believes that the purchase price with respect to each transaction did not exceed market value. These transactions were unanimously approved by the executive committee and the full Board of Directors (with Mr. Anderson abstaining from the vote).

Mr. Turner, who served as Highwoods’ chief investment officer from January 1995 through December 2001, served as an advisor on real estate investment matters to Highwoods’ chief executive officer. Highwoods paid Mr. Turner $120,000 during 2003 pursuant to a one-year consulting agreement which expired on December 31, 2003. Mr. Turner’s consulting agreement has not been renewed for 2004.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, upon the recommendation of the audit committee, has appointed the accounting firm of Ernst & Young LLP to serve as independent auditors of Highwoods for the 2004 fiscal year, subject to ratification of this appointment by the stockholders of Highwoods. Ernst & Young LLP has served as independent auditors of Highwoods since its commencement of operations and is considered by management of Highwoods to be well qualified. Highwoods has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in Highwoods or any of its subsidiaries in any capacity.

Audit Fees.    Highwoods paid Ernst & Young LLP $486,720 in audit fees during 2003 as compared to $357,050 in audit fees during 2002.

Audit-Related Fees.    Highwoods paid Ernst & Young LLP $154,006 in audit-related services during 2003 as compared to $116,039 in audit-related fees during 2002. These audit-related services generally included 401(k) and joint venture audits, business acquisitions and dispositions, accounting consultations and SEC filings.

Tax Fees.    Highwoods paid Ernst & Young LLP $26,506 in tax services during 2003 as compared to $22,511 in tax fees during 2002. These tax services generally included tax compliance, tax planning and tax advice.

All Other Fees.    Highwoods paid Ernst & Young LLP an additional $71,059 for all other fees in 2003 as compared to $70,895 for all other fees in 2002. In 2003, the $71,059 fee related to payment of an agreed upon percentage of a refund resulting from an IRS interest netting calculation. In 2002, these services generally included an audit of Highwoods’ information technology systems and related consulting services.

Representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of Highwoods for the 2004 fiscal year.

OTHER MATTERS

Highwoods’ management knows of no other matters that may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the person named in the proxy to vote such proxy in accordance with his judgment on such matters.

STOCK PRICE PERFORMANCE GRAPH

The following stock price performance graph compares Highwoods’ performance to the S&P 500, the Russell 2000 and the index of equity REITs prepared by National Association of Real Estate Investment Trusts (“NAREIT”). The stock price performance graph assumes an investment of $100 in Highwoods and the two indices on December 31, 1998 and further assumes the reinvestment of all dividends. Equity REITs are defined as those that derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax-qualified REITs listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System. Stock price performance is not necessarily indicative of future results.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Each director and executive officer of Highwoods is required to file with the SEC, by a specified date, reports regarding his or her transactions involving Highwoods’ common stock. To Highwoods’ knowledge, based solely on the information furnished to Highwoods and written representations that no other reports were required, all such filing requirements were complied with during 2003, except that Mr. Anderson reported four phantom stock acquisitions, one phantom stock disposition and one common stock disposition late and Messrs. Fritsch, Gibson, Harris, Liuzzo and Pridgen each reported one phantom stock disposition late.

STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

Proposals of stockholders to be presented at the 2005 annual meeting of stockholders must be received by the secretary of Highwoods prior to December 1, 2004, which is 120 calendar days prior to the anniversary of the mailing of this proxy statement, to be considered for inclusion in the 2005 proxy material. If a stockholder wishes to present a proposal at the 2005 annual meeting, whether or not the proposal is intended to be included in the 2005 proxy material, the bylaws require that the stockholder give advance written notice to the secretary of Highwoods not less than 60 nor more than 90 days prior to the anniversary of the 2004 annual meeting. If a stockholder is permitted to present a proposal at the 2005 annual meeting but the proposal was not included in the 2005 proxy material, Highwoods believes that its proxy holder would have the discretionary authority granted by the proxy card (and as permitted under SEC rules) to vote on the proposal if the proposal was received after February 14, 2005, which is 45 calendar days prior to the anniversary of the mailing of this proxy statement.

COSTS OF PROXY SOLICITATION

The cost of preparing, assembling and mailing the proxy material will be borne by Highwoods. Highwoods will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and will reimburse such holder for their reasonable expenses in doing so.

Highwoods has retained Automated Data Processing, Inc. and Wachovia Bank, N.A. to assist in the process of identifying and contacting stockholders for the purpose of soliciting proxies. The entire expense of engaging the services of such consultants to assist in proxy solicitation is projected to be $10,000.

BY ORDER OF THE BOARD OF DIRECTORS

O. TEMPLE SLOAN, JR.

Chairman of the Board of Directors

March 31, 2004

Appendix A

HIGHWOODS PROPERTIES, INC.

AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

Committee Membership

The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. At least one member of the Audit Committee shall be a financial expert as defined by the Commission. In the event that an Audit Committee member serves simultaneously on the audit committees of more than two other public companies, the Board must make a determination that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee and to disclose such determination in the proxy statement.

The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating & Governance Committee. Audit Committee members may be replaced by the Board.

Meetings

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

3.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

4.	Review and discuss quarterly reports from the independent auditors on:

(a)	All critical accounting policies and practices to be used.

(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

6.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

7.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

8.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9.	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor

10.	Review and evaluate the lead partner of the independent auditor team.

11.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

12.	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

13.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

14.	Discuss with the national office of the independent auditor issues on which they were consulted by the Company’s audit team and matters of audit quality and consistency.

15.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

16.	Review the appointment and replacement of the senior internal auditing executive.

17.	Review the significant reports to management prepared by the internal auditing department and management’s responses.

18.	Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

19.	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

20.	Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiary/foreign-affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

21.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

22.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

23.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	HWPR01	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
HIGHWOODS PROPERTIES, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR EACH OF THESE PROPOSALS:
1.	ELECTION OF DIRECTORS		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number(s) on the line below.
	01)	Edward J. Fritsch	☐	☐	☐
	02)	Lawrence S. Kaplan
	03)	L. Glenn Orr, Jr.
	04)	William E. Graham, Jr.				For	Against	Abstain

2.	RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS for the fiscal year ending December 31, 2004.					☐	☐	☐

3.	OTHER BUSINESS: In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.					☐	☐	☐

*NOTE* Please be advised that the only valid voting options for Proposal 3 are either “For” or “Abstain”.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ELECTION OF ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSAL TWO AND “FOR” PROPOSAL THREE.

(Please sign exactly as your name appears hereon. When signing on behalf of a corporation, partnership, estate, trust or in any other representative capacity, please sign your name and title. For joint accounts, each joint owner must sign.)

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

PROXY

HIGHWOODS PROPERTIES, INC.

PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL

MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 2004

The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Highwoods Properties, Inc. (the “Company”) to be held on May 18, 2004, and the Proxy Statement in connection therewith; (b) appoints Ronald P. Gibson, Edward J. Fritsch and Mack D. Pridgen III, and each of them, as Proxy (the “Proxy”) with the power to appoint a substitute; and (c) authorizes the Proxy to represent and vote, as designated on the reverse, all shares of Common Stock of the Company, held of record by the undersigned on March 15, 2004, at such Annual Meeting and at any adjournment(s) thereof.

Please mark, date and sign this proxy and return promptly in the enclosed envelope so as to ensure a quorum at the meeting. This is important whether you own few or many shares. Delay in returning your proxy may subject the Company to additional expense.